UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     )*

SciQuest, Inc.

(Name of issuer)

Common Stock, $0.001 par value per share

(Title of class of securities)

80908T 10 1

(CUSIP number)

December 31, 2011

(Date of event which requires filing of this statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G

CUSIP No. 80908T 10 1	Page 2 of 18 Pages

(1)	Names of reporting persons Trinity Ventures VIII, L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization California, United States of America
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0 shares
(6) Shared voting power 3,187,500 shares of Common Stock (2)
(7) Sole dispositive power 0 shares
(8) Shared dispositive power 3,187,500 shares of Common Stock (2)
(9)	Aggregate amount beneficially owned by each reporting person 3,187,500 shares of Common Stock (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 14.4% (3)
(12)	Type of reporting person (see instructions) PN

(1)	This Schedule 13G is filed by Trinity Ventures VIII, L.P. (“Trinity VIII”), Trinity VIII Side-By-Side Fund, L.P. (“Trinity VIII SBS”), Trinity VIII Entrepreneurs’ Fund, L.P. (“Trinity VIII Entrepreneurs’”), Trinity TVL VIII, LLC (“Trinity TVL VIII”), Trinity Ventures VII, L.P. (“Trinity VII”), Trinity VII Side-By-Side Fund, L.P. (“Trinity VII SBS”), Trinity TVL VII, LLC (“Trinity TVL VII”), Lawrence K. Orr (“Orr”), Noel J. Fenton (“Fenton”), Fred Wang (“Wang”), Augustus O. Tai (“Tai”), Kathleen A. Murphy (“Murphy”) and TVL Management Corporation (“TVL Management,” together with Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity TVL VIII, Trinity VII, Trinity VII SBS, Trinity TVL VII, Orr, Fenton, Wang, Tai and Murphy, collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 1,778,053 shares held by Trinity VIII; (ii) 101,359 shares held by Trinity VIII SBS; (iii) 33,087 shares held by Trinity VIII Entrepreneurs’; (iv) 1,236,751 shares held by Trinity VII; and (v) 38,250 shares held by Trinity VII SBS. Trinity TVL VIII serves as the general partner of Trinity VIII, Trinity VIII SBS and Trinity VIII Entrepreneurs’. Trinity TVL VIII owns no securities of the Issuer directly. Trinity TVL VII serves as the general partner of Trinity VII and Trinity VII SBS. Trinity TVL VII owns no securities of the Issuer directly. Orr, Fenton, Wang, Tai and Murphy are Managing Members of Trinity TVL VIII and Trinity TVL VII and serve as officers of TVL Management and share voting and investment control over the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management, and may be deemed to have indirect beneficial ownership of the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management.

(3)	This percentage is calculated based upon 22,133,036 shares of the Issuer’s Common Stock outstanding as of December 31, 2011.

SCHEDULE 13G

CUSIP No. 80908T 10 1	Page 3 of 18 Pages

(1)	Names of reporting persons Trinity VIII Side-By-Side Fund, L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization California, United States of America
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0 shares
(6) Shared voting power 3,187,500 shares of Common Stock (2)
(7) Sole dispositive power 0 shares
(8) Shared dispositive power 3,187,500 shares of Common Stock (2)
(9)	Aggregate amount beneficially owned by each reporting person 3,187,500 shares of Common Stock (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 14.4% (3)
(12)	Type of reporting person (see instructions) PN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 1,778,053 shares held by Trinity VIII; (ii) 101,359 shares held by Trinity VIII SBS; (iii) 33,087 shares held by Trinity VIII Entrepreneurs’; (iv) 1,236,751 shares held by Trinity VII; and (v) 38,250 shares held by Trinity VII SBS. Trinity TVL VIII serves as the general partner of Trinity VIII, Trinity VIII SBS and Trinity VIII Entrepreneurs’. Trinity TVL VIII owns no securities of the Issuer directly. Trinity TVL VII serves as the general partner of Trinity VII and Trinity VII SBS. Trinity TVL VII owns no securities of the Issuer directly. Orr, Fenton, Wang, Tai and Murphy are Managing Members of Trinity TVL VIII and Trinity TVL VII and serve as officers of TVL Management and share voting and investment control over the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management, and may be deemed to have indirect beneficial ownership of the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management.

(3)	This percentage is calculated based upon 22,133,036 shares of the Issuer’s Common Stock outstanding as of December 31, 2011.

SCHEDULE 13G

CUSIP No. 80908T 10 1	Page 4 of 18 Pages

(1)	Names of reporting persons Trinity VIII Entrepreneurs’ Fund, L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization California, United States of America
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0 shares
(6) Shared voting power 3,187,500 shares of Common Stock (2)
(7) Sole dispositive power 0 shares
(8) Shared dispositive power 3,187,500 shares of Common Stock (2)
(9)	Aggregate amount beneficially owned by each reporting person 3,187,500 shares of Common Stock (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 14.4% (3)
(12)	Type of reporting person (see instructions) PN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 1,778,053 shares held by Trinity VIII; (ii) 101,359 shares held by Trinity VIII SBS; (iii) 33,087 shares held by Trinity VIII Entrepreneurs’; (iv) 1,236,751 shares held by Trinity VII; and (v) 38,250 shares held by Trinity VII SBS. Trinity TVL VIII serves as the general partner of Trinity VIII, Trinity VIII SBS and Trinity VIII Entrepreneurs’. Trinity TVL VIII owns no securities of the Issuer directly. Trinity TVL VII serves as the general partner of Trinity VII and Trinity VII SBS. Trinity TVL VII owns no securities of the Issuer directly. Orr, Fenton, Wang, Tai and Murphy are Managing Members of Trinity TVL VIII and Trinity TVL VII and serve as officers of TVL Management and share voting and investment control over the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management, and may be deemed to have indirect beneficial ownership of the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management.

(3)	This percentage is calculated based upon 22,133,036 shares of the Issuer’s Common Stock outstanding as of December 31, 2011.

SCHEDULE 13G

CUSIP No. 80908T 10 1	Page 5 of 18 Pages

(1)	Names of reporting persons Trinity TVL VIII, LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization California, United States of America
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0 shares
(6) Shared voting power 3,187,500 shares of Common Stock (2)
(7) Sole dispositive power 0 shares
(8) Shared dispositive power 3,187,500 shares of Common Stock (2)
(9)	Aggregate amount beneficially owned by each reporting person 3,187,500 shares of Common Stock (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 14.4% (3)
(12)	Type of reporting person (see instructions) OO

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 1,778,053 shares held by Trinity VIII; (ii) 101,359 shares held by Trinity VIII SBS; (iii) 33,087 shares held by Trinity VIII Entrepreneurs’; (iv) 1,236,751 shares held by Trinity VII; and (v) 38,250 shares held by Trinity VII SBS. Trinity TVL VIII serves as the general partner of Trinity VIII, Trinity VIII SBS and Trinity VIII Entrepreneurs’. Trinity TVL VIII owns no securities of the Issuer directly. Trinity TVL VII serves as the general partner of Trinity VII and Trinity VII SBS. Trinity TVL VII owns no securities of the Issuer directly. Orr, Fenton, Wang, Tai and Murphy are Managing Members of Trinity TVL VIII and Trinity TVL VII and serve as officers of TVL Management and share voting and investment control over the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management, and may be deemed to have indirect beneficial ownership of the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management.

(3)	This percentage is calculated based upon 22,133,036 shares of the Issuer’s Common Stock outstanding as of December 31, 2011.

SCHEDULE 13G

CUSIP No. 80908T 10 1	Page 6 of 18 Pages

(1)	Names of reporting persons Trinity Ventures VII, L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization California, United States of America
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0 shares
(6) Shared voting power 3,187,500 shares of Common Stock (2)
(7) Sole dispositive power 0 shares
(8) Shared dispositive power 3,187,500 shares of Common Stock (2)
(9)	Aggregate amount beneficially owned by each reporting person 3,187,500 shares of Common Stock (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 14.4% (3)
(12)	Type of reporting person (see instructions) PN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 1,778,053 shares held by Trinity VIII; (ii) 101,359 shares held by Trinity VIII SBS; (iii) 33,087 shares held by Trinity VIII Entrepreneurs’; (iv) 1,236,751 shares held by Trinity VII; and (v) 38,250 shares held by Trinity VII SBS. Trinity TVL VIII serves as the general partner of Trinity VIII, Trinity VIII SBS and Trinity VIII Entrepreneurs’. Trinity TVL VIII owns no securities of the Issuer directly. Trinity TVL VII serves as the general partner of Trinity VII and Trinity VII SBS. Trinity TVL VII owns no securities of the Issuer directly. Orr, Fenton, Wang, Tai and Murphy are Managing Members of Trinity TVL VIII and Trinity TVL VII and serve as officers of TVL Management and share voting and investment control over the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management, and may be deemed to have indirect beneficial ownership of the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management.

(3)	This percentage is calculated based upon 22,133,036 shares of the Issuer’s Common Stock outstanding as of December 31, 2011.

SCHEDULE 13G

CUSIP No. 80908T 10 1	Page 7 of 18 Pages

(1)	Names of reporting persons Trinity VII Side-By-Side Fund, L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization California, United States of America
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0 shares
(6) Shared voting power 3,187,500 shares of Common Stock (2)
(7) Sole dispositive power 0 shares
(8) Shared dispositive power 3,187,500 shares of Common Stock (2)
(9)	Aggregate amount beneficially owned by each reporting person 3,187,500 shares of Common Stock (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 14.4% (3)
(12)	Type of reporting person (see instructions) PN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 1,778,053 shares held by Trinity VIII; (ii) 101,359 shares held by Trinity VIII SBS; (iii) 33,087 shares held by Trinity VIII Entrepreneurs’; (iv) 1,236,751 shares held by Trinity VII; and (v) 38,250 shares held by Trinity VII SBS. Trinity TVL VIII serves as the general partner of Trinity VIII, Trinity VIII SBS and Trinity VIII Entrepreneurs’. Trinity TVL VIII owns no securities of the Issuer directly. Trinity TVL VII serves as the general partner of Trinity VII and Trinity VII SBS. Trinity TVL VII owns no securities of the Issuer directly. Orr, Fenton, Wang, Tai and Murphy are Managing Members of Trinity TVL VIII and Trinity TVL VII and serve as officers of TVL Management and share voting and investment control over the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management, and may be deemed to have indirect beneficial ownership of the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management.

(3)	This percentage is calculated based upon 22,133,036 shares of the Issuer’s Common Stock outstanding as of December 31, 2011.

SCHEDULE 13G

CUSIP No. 80908T 10 1	Page 8 of 18 Pages

(1)	Names of reporting persons Trinity TVL VII, LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization California, United States of America
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0 shares
(6) Shared voting power 3,187,500 shares of Common Stock (2)
(7) Sole dispositive power 0 shares
(8) Shared dispositive power 3,187,500 shares of Common Stock (2)
(9)	Aggregate amount beneficially owned by each reporting person 3,187,500 shares of Common Stock (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 14.4% (3)
(12)	Type of reporting person (see instructions) OO

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 1,778,053 shares held by Trinity VIII; (ii) 101,359 shares held by Trinity VIII SBS; (iii) 33,087 shares held by Trinity VIII Entrepreneurs’; (iv) 1,236,751 shares held by Trinity VII; and (v) 38,250 shares held by Trinity VII SBS. Trinity TVL VIII serves as the general partner of Trinity VIII, Trinity VIII SBS and Trinity VIII Entrepreneurs’. Trinity TVL VIII owns no securities of the Issuer directly. Trinity TVL VII serves as the general partner of Trinity VII and Trinity VII SBS. Trinity TVL VII owns no securities of the Issuer directly. Orr, Fenton, Wang, Tai and Murphy are Managing Members of Trinity TVL VIII and Trinity TVL VII and serve as officers of TVL Management and share voting and investment control over the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management, and may be deemed to have indirect beneficial ownership of the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management.

(3)	This percentage is calculated based upon 22,133,036 shares of the Issuer’s Common Stock outstanding as of December 31, 2011

SCHEDULE 13G

CUSIP No. 80908T 10 1	Page 9 of 18 Pages

(1)	Names of reporting persons TVL Management Corporation
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization California, United States of America
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 10,312 shares of Common Stock (2)
(6) Shared voting power 3,187,500 shares of Common Stock (3)
(7) Sole dispositive power 10,312 shares of Common Stock (2)
(8) Shared dispositive power 3,187,500 shares of Common Stock (3)
(9)	Aggregate amount beneficially owned by each reporting person 3,197,812 shares of Common Stock (3)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 14.4% (4)
(12)	Type of reporting person (see instructions) OO

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Represents a stock option for 13,750 shares of which 10,312 shares have vested or will vest within 60 days of December 31, 2011.

(3)	Includes (i) 1,778,053 shares held by Trinity VIII; (ii) 101,359 shares held by Trinity VIII SBS; (iii) 33,087 shares held by Trinity VIII Entrepreneurs’; (iv) 1,236,751 shares held by Trinity VII; and (v) 38,250 shares held by Trinity VII SBS. Trinity TVL VIII serves as the general partner of Trinity VIII, Trinity VIII SBS and Trinity VIII Entrepreneurs’. Trinity TVL VIII owns no securities of the Issuer directly. Trinity TVL VII serves as the general partner of Trinity VII and Trinity VII SBS. Trinity TVL VII owns no securities of the Issuer directly. Orr, Fenton, Wang, Tai and Murphy are Managing Members of Trinity TVL VIII and Trinity TVL VII and serve as officers of TVL Management and share voting and investment control over the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management, and may be deemed to have indirect beneficial ownership of the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management.

(4)	This percentage is calculated based upon 22,133,036 shares of the Issuer’s Common Stock outstanding as of December 31, 2011.

SCHEDULE 13G

CUSIP No. 80908T 10 1	Page 10 of 18 Pages

(1)	Names of reporting persons Lawrence K. Orr
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization United States of America
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 1,782 shares of Common Stock
(6) Shared voting power 3,187,500 shares of Common Stock (2)
(7) Sole dispositive power 1,782 shares of Common Stock
(8) Shared dispositive power 3,187,500 shares of Common Stock (2)
(9)	Aggregate amount beneficially owned by each reporting person 3,189,282 shares of Common Stock (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 14.4% (3)
(12)	Type of reporting person (see instructions) IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 1,778,053 shares held by Trinity VIII; (ii) 101,359 shares held by Trinity VIII SBS; (iii) 33,087 shares held by Trinity VIII Entrepreneurs’; (iv) 1,236,751 shares held by Trinity VII; and (v) 38,250 shares held by Trinity VII SBS. Trinity TVL VIII serves as the general partner of Trinity VIII, Trinity VIII SBS and Trinity VIII Entrepreneurs’. Trinity TVL VIII owns no securities of the Issuer directly. Trinity TVL VII serves as the general partner of Trinity VII and Trinity VII SBS. Trinity TVL VII owns no securities of the Issuer directly. Orr, Fenton, Wang, Tai and Murphy are Managing Members of Trinity TVL VIII and Trinity TVL VII and serve as officers of TVL Management and share voting and investment control over the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management, and may be deemed to have indirect beneficial ownership of the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management.

(3)	This percentage is calculated based upon 22,133,036 shares of the Issuer’s Common Stock outstanding as of December 31, 2011.

SCHEDULE 13G

CUSIP No. 80908T 10 1	Page 11 of 18 Pages

(1)	Names of reporting persons Noel J. Fenton
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization United States of America
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 5,455 shares of Common Stock
(6) Shared voting power 3,187,500 shares of Common Stock (2)
(7) Sole dispositive power 5,455 shares of Common Stock
(8) Shared dispositive power 3,187,500 shares of Common Stock (2)
(9)	Aggregate amount beneficially owned by each reporting person 3,192,955 shares of Common Stock (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 14.4% (3)
(12)	Type of reporting person (see instructions) IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 1,778,053 shares held by Trinity VIII; (ii) 101,359 shares held by Trinity VIII SBS; (iii) 33,087 shares held by Trinity VIII Entrepreneurs’; (iv) 1,236,751 shares held by Trinity VII; and (v) 38,250 shares held by Trinity VII SBS. Trinity TVL VIII serves as the general partner of Trinity VIII, Trinity VIII SBS and Trinity VIII Entrepreneurs’. Trinity TVL VIII owns no securities of the Issuer directly. Trinity TVL VII serves as the general partner of Trinity VII and Trinity VII SBS. Trinity TVL VII owns no securities of the Issuer directly. Orr, Fenton, Wang, Tai and Murphy are Managing Members of Trinity TVL VIII and Trinity TVL VII and serve as officers of TVL Management and share voting and investment control over the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management, and may be deemed to have indirect beneficial ownership of the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management.

(3)	This percentage is calculated based upon 22,133,036 shares of the Issuer’s Common Stock outstanding as of December 31, 2011.

SCHEDULE 13G

CUSIP No. 80908T 10 1	Page 12 of 18 Pages

(1)	Names of reporting persons Fred Wang
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization United States of America
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 3,199 shares of Common Stock
(6) Shared voting power 3,187,500 shares of Common Stock (2)
(7) Sole dispositive power 3,199 shares of Common Stock
(8) Shared dispositive power 3,187,500 shares of Common Stock (2)
(9)	Aggregate amount beneficially owned by each reporting person 3,190,699 shares of Common Stock (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 14.4% (3)
(12)	Type of reporting person (see instructions) IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 1,778,053 shares held by Trinity VIII; (ii) 101,359 shares held by Trinity VIII SBS; (iii) 33,087 shares held by Trinity VIII Entrepreneurs’; (iv) 1,236,751 shares held by Trinity VII; and (v) 38,250 shares held by Trinity VII SBS. Trinity TVL VIII serves as the general partner of Trinity VIII, Trinity VIII SBS and Trinity VIII Entrepreneurs’. Trinity TVL VIII owns no securities of the Issuer directly. Trinity TVL VII serves as the general partner of Trinity VII and Trinity VII SBS. Trinity TVL VII owns no securities of the Issuer directly. Orr, Fenton, Wang, Tai and Murphy are Managing Members of Trinity TVL VIII and Trinity TVL VII and serve as officers of TVL Management and share voting and investment control over the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management, and may be deemed to have indirect beneficial ownership of the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management.

(3)	This percentage is calculated based upon 22,133,036 shares of the Issuer’s Common Stock outstanding as of December 31, 2011

8SCHEDULE 13G

CUSIP No. 80908T 10 1	Page 13 of 18 Pages

(1)	Names of reporting persons Augustus O. Tai
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization United States of America
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 7,355 shares of Common Stock
(6) Shared voting power 3,187,500 shares of Common Stock (2)
(7) Sole dispositive power 7,355 shares of Common Stock
(8) Shared dispositive power 3,187,500 shares of Common Stock (2)
(9)	Aggregate amount beneficially owned by each reporting person 3,194,855 shares of Common Stock (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 14.4% (3)
(12)	Type of reporting person (see instructions) IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 1,778,053 shares held by Trinity VIII; (ii) 101,359 shares held by Trinity VIII SBS; (iii) 33,087 shares held by Trinity VIII Entrepreneurs’; (iv) 1,236,751 shares held by Trinity VII; and (v) 38,250 shares held by Trinity VII SBS. Trinity TVL VIII serves as the general partner of Trinity VIII, Trinity VIII SBS and Trinity VIII Entrepreneurs’. Trinity TVL VIII owns no securities of the Issuer directly. Trinity TVL VII serves as the general partner of Trinity VII and Trinity VII SBS. Trinity TVL VII owns no securities of the Issuer directly. Orr, Fenton, Wang, Tai and Murphy are Managing Members of Trinity TVL VIII and Trinity TVL VII and serve as officers of TVL Management and share voting and investment control over the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management, and may be deemed to have indirect beneficial ownership of the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management.

(3)	This percentage is calculated based upon 22,133,036 shares of the Issuer’s Common Stock outstanding as of December 31, 2011.

SCHEDULE 13G

CUSIP No. 80908T 10 1	Page 14 of 18 Pages

(1)	Names of reporting persons Kathleen A. Murphy
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization United States of America
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 1,830 shares of Common Stock
(6) Shared voting power 3,187,500 shares of Common Stock (2)
(7) Sole dispositive power 1,830 shares of Common Stock
(8) Shared dispositive power 3,187,500 shares of Common Stock (2)
(9)	Aggregate amount beneficially owned by each reporting person 3,189,330 shares of Common Stock (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 14.4% (3)
(12)	Type of reporting person (see instructions) IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 1,778,053 shares held by Trinity VIII; (ii) 101,359 shares held by Trinity VIII SBS; (iii) 33,087 shares held by Trinity VIII Entrepreneurs’; (iv) 1,236,751 shares held by Trinity VII; and (v) 38,250 shares held by Trinity VII SBS. Trinity TVL VIII serves as the general partner of Trinity VIII, Trinity VIII SBS and Trinity VIII Entrepreneurs’. Trinity TVL VIII owns no securities of the Issuer directly. Trinity TVL VII serves as the general partner of Trinity VII and Trinity VII SBS. Trinity TVL VII owns no securities of the Issuer directly. Orr, Fenton, Wang, Tai and Murphy are Managing Members of Trinity TVL VIII and Trinity TVL VII and serve as officers of TVL Management and share voting and investment control over the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management, and may be deemed to have indirect beneficial ownership of the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management.

(3)	This percentage is calculated based upon 22,133,036 shares of the Issuer’s Common Stock outstanding as of December 31, 2011.

September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
Page 15 of 18 Pages

Item 1(a).	Name of Issuer:

SciQuest, Inc.

Item 1(b).	Address of Issuer’s Principal Executive Offices:

6501 Weston Parkway, Suite 200

Cary, North Carolina 27513

Item 2(a).	Name of Person Filing:

Trinity Ventures VIII, L.P. (“Trinity VIII”)

Trinity VIII Side-By-Side Fund, L.P. (“Trinity VIII SBS”)

Trinity VIII Entrepreneurs’ Fund, L.P. (“Trinity VIII Entrepreneurs’”)

Trinity TVL VIII, LLC (“Trinity TVL VIII”)

Trinity Ventures VII, L.P. (“Trinity VII”)

Trinity VII Side-By-Side Fund, L.P. (“Trinity VII SBS”)

Trinity TVL VII, LLC (“Trinity TVL VII”)

TVL Management Corporation (“TVL Management”)

Lawrence K. Orr (“Orr”)

Noel J. Fenton (“Fenton”)

Fred Wang (“Wang”)

Augustus O. Tai (“Tai”)

Kathleen A. Murphy (“Murphy”)

Item 2(b).	Address of Principal Business Office or, if none, Residence:

Trinity Ventures

3000 Sand Hill Road, Building 4, Suite 160

Menlo Park, California 94025

Item 2(c).	Citizenship:

Trinity VIII	California, United States of America
Trinity VIII SBS	California, United States of America
Trinity VIII Entrepreneurs’	California, United States of America
Trinity TVL VIII	California, United States of America
Trinity VII	California, United States of America
Trinity VII SBS	California, United States of America
Trinity TVL VII	California, United States of America
TVL Management	California, United States of America
Orr	United States of America
Fenton	United States of America
Wang	United States of America
Tai	United States of America
Murphy	United States of America

Item 2(d).	Title of Class of Securities:

Common Stock, $0.001 par value per share

Item 2(e).	CUSIP Number:

80908T 10 1

Item 3.	Not applicable.

Page 16 of 18 Pages

Item 4. Ownership. The following information with respect to the ownership of the Common Stock of the Issuer by the persons filing this statement on Schedule 13G is provided as of December 31, 2011:

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
Reporting Persons	Shares Held Directly (1)	Sole Voting Power (1)	Shared Voting Power (1)	Sole Dispositive Power (1)	Shared Dispositive Power (1)	Beneficial Ownership (1)	Percentage of Class (1, 3)

Trinity VIII	1,778,053	0	3,187,500	0	3,187,500	3,187,500	14.4%

Trinity VIII SBS	101,359	0	3,187,500	0	3,187,500	3,187,500	14.4%

Trinity VIII Entrepreneurs’	33,087	0	3,187,500	0	3,187,500	3,187,500	14.4%

Trinity TVL VIII (2)	0	0	3,187,500	0	3,187,500	3,187,500	14.4%

Trinity VII	1,236,751	0	3,187,500	0	3,187,500	3,187,500	14.4%

Trinity VII SBS	38,250	0	3,187,500	0	3,187,500	3,187,500	14.4%

Trinity TVL VII (2)	0	0	3,187,500	0	3,187,500	3,187,500	14.4%

TVL Management (2)	10,312	10,312	3,187,500	10,312	3,187,500	3,197,812	14.4%

Orr (2)	1,782	1,782	3,187,500	1,782	3,187,500	3,189,282	14.4%

Fenton (2)	5,455	5,455	3,187,500	5,455	3,187,500	3,192,955	14.4%

Wang (2)	3,199	3,199	3,187,500	3,199	3,187,500	3,190,699	14.4%

Tai (2)	7,355	7,355	3,187,500	7,355	3,187,500	3,194,855	14.4%

Murphy (2)	1,830	1,830	3,187,500	1,830	3,187,500	3,189,330	14.4%

(1)	Represents the number of shares of Common Stock currently underlying all securities of the Issuer held by the Reporting Persons.

(2)	Trinity TVL VIII serves as the general partner of Trinity VIII, Trinity VIII SBS and Trinity VIII Entrepreneurs’. Trinity TVL VIII owns no securities of the Issuer directly. Trinity TVL VII serves as the general partner of Trinity VII and Trinity VII SBS. Trinity TVL VII owns no securities of the Issuer directly. Orr, Fenton, Wang, Tai and Murphy are Managing Members of Trinity TVL VIII and Trinity TVL VII and serve as officers of TVL Management and share voting and investment control over the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management, and may be deemed to have indirect beneficial ownership of the shares held by Trinity VIII, Trinity VIII SBS, Trinity VIII Entrepreneurs’, Trinity VII, Trinity VII SBS and TVL Management.

(3)	This percentage is calculated based upon 22,133,036 shares of the Issuer’s Common Stock outstanding as of December 31, 2011.

Item 5.	Ownership of 5 Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than 5 Percent on Behalf of Another Person

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not applicable.

Page 17 of 18 Pages

Item 8.	Identification and Classification of Members of the Group

Not applicable.

Item 9.	Notice of Dissolution of a Group

Not applicable.

Item 10.	Certification

Not applicable.

Page 18 of 18 Pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 7, 2012

TRINITY VENTURES VIII, L.P.

By its General Partner, Trinity TVL VIII, LLC

TRINITY VIII SIDE-BY-SIDE FUND, L.P.

By its General Partner, Trinity TVL VIII, LLC

TRINITY VIII ENTREPRENEURS’ FUND, L.P.

By its General Partner, Trinity TVL VIII, LLC

TRINITY TVL VIII, LLC

TRINITY VENTURES VII, L.P.

By its General Partner, Trinity TVL VII, LLC

TRINITY VII SIDE-BY-SIDE FUND, L.P.

By its General Partner, Trinity TVL VII, LLC

TRINITY TVL VII, LLC

TVL MANAGEMENT CORPORATION

/s/ Kathleen A. Murphy
Kathleen A. Murphy Managing Member

/s/ Lawrence K. Orr
Lawrence K. Orr

/s/ Noel J. Fenton
Noel J. Fenton

/s/ Fred Wang
Fred Wang

/s/ Augustus O. Tai
Augustus O. Tai

/s/ Kathleen A. Murphy
Kathleen A. Murphy

Exhibit(s):

Exhibit 99.1:	Joint Filing Statement